Exhibit 99.1

AMENDMENT AND WAIVER

This AMENDMENT AND WAIVER (this “Amendment”), dated as of November 25, 2005, is entered into by and between NATURADE, INC., a Delaware corporation (the “Parent”), and LAURUS MASTER FUND, LTD., a Cayman Islands company (the “Purchaser”) for the purpose of amending the terms of that certain Registration Rights Agreement by and between the Parent and the Purchaser, dated as of July 26, 2005 (as amended, modified and/or supplemented from time to time, the “Registration Rights Agreement”), which Registration Rights Agreement was executed in connection with that certain Security and Purchase Agreement dated as of July 26, 2005 by and between the Parent and the Purchaser (the “Security Agreement”) and the Ancillary Agreements (as such term is defined in the Security Agreement) (the Ancillary Agreements, together with the Security Agreement and the Registration Rights Agreement, the “Loan Documents”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Loan Documents.

WHEREAS, the Parent and the Purchaser have agreed to make certain changes to the Registration Rights Agreement as set forth herein; and

NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Section 1 of the Registration Rights Agreement is hereby amended by deleting the definitions of “Effectiveness Date” in their entirety and inserting the following new definition in lieu thereof:

“Effectiveness Date” means, (i) with respect to the Registration Statement required to be filed in connection with the Term Note, Minimum Borrowing Note, Warrants and Options issued on the initial funding date under the Security Agreement, a date no later than one hundred eighty (180) days following such initial funding date and (ii) with respect to each additional Registration Statement required to be filed hereunder, a date no later than thirty (30) days following the applicable Filing Date.

2. Except as specifically set forth in this Amendment, there are no other amendments, modifications or waivers to the Loan Documents and all of the other forms, terms and provisions of the Loan Documents remain in full force and effect.

3. From and after the date of this Amendment , all references in the Loan Documents to the Registration Rights Agreement shall be deemed to be references to the Registration Rights Agreement, as modified hereby.

4. This Amendment shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and their respective successors and permitted assigns. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

IN WITNESS WHEREOF, each of the Company and Laurus has caused this Amendment to the Registration Rights Agreement to be signed in its name effective as of this 25th day of November 2005.

NATURADE, INC.

By:_/s/Stephen M. Kasprisin
Name: Stephen M. Kasprisin
Title: Chief Financial Officer

LAURUS MASTER FUND, LTD.

By:_/s/David Grin
Name: David Grin
Title: Director